Exhibit 10.9

October 14, 2008

By email

Nadezda Usina

59 Highbridge Road

Flagler Beach, FL 32136

Dear Nada:

This letter is written to confirm the agreement that you have reached with JumpTV Inc.  (the “Company”) regarding the end of your employment with the Company.

As you were previously informed, you were informed that your employment with the Company ended on September 5, 2008 (the “Termination Date”).  In accordance with your employment agreement effective August 31, 2007 (the “Employment Agreement”), you will be paid for days worked, and vacation accrued, up to and including the Termination Date.

Notwithstanding any provisions in the Employment Agreement to the contrary, we have agreed that the Company will provide you certain final payments and benefits in respect to the end of your employment (the “Severance”) as follows:

1.               The Company will pay to you, or your estate, Three Hundred sixty Nine Thousand Three Hundred Sixty Seven Dollars and Fifty Cents ($369,367.50), which will be payable to you via check as follows: (i) $100,000 will be paid within five days of the execution of the Waiver and Release; $100,000 will be paid on or before December 15, 2008; $100,000 will be paid on or before April 15, 2009; and $69,367.50 will be paid on or before July 15, 2009.

2.               You will receive accelerated vesting on options for Sixty One Thousand Nine Hundred Seventy Nine (61,979) shares of Company stock.  Such stock options carry an exercise price of Sixty Four Cents ($.64) per share and must be exerciseable, in whole or in part, within the 90-day period following the Termination Date.

3.               The Company will pay all COBRA premiums for you through for the one-year period beginning on the day after the Termination Date, provided that you elect to continue your health benefits (medical and dental) under COBRA.

4.               The Company will pay all insurance, short term disability and long term disability benefits normally made available by the Company to its senior management employees for a period of one year following the Termination Date.  To the extent that the Company is unable to offer one or more of the benefits to you for all or a portion of this period, the Company will offer to make a one0time payment to you equal to the amount of the premiums that would have been payable for the remaining period.

This Severance is being offered to you in exchange for your agreement to waive any claims that you may have against the Company and its present and future owners, affiliates, shareholders, officers, directors, parents, subsidiaries or employees.  As such, please review, sign and return the Waiver and Release that is being provided to you concurrently with this letter.

Nothing in this letter amends or alters the Waiver and Release or amends or cancels the obligations in your Employment Agreement related to non-disclosure, non-solicitation, non-competition or intellectual property.

If the foregoing is acceptable, please sign, date and return this Agreement.  You may fax signed copies of the Agreement and Release to me at 416-849-3700, but we must receive the original signature pages as well.  Should you have any questions or concerns, please do not hesitate to contact me at 416-426-1226.

Sincerely,

/s/ Blair Baxter
Blair Baxter
Chief Financial Officer
JumpTV Inc.

AGREED AND ACCEPTED

/s/ Nadezda Usina
NADEZDA USINA

Date:	Oct. 15, 2008

WAIVER AND RELEASE

BE IT KNOWN THAT, Nadezda Usina, as RELEASOR, in consideration of the Severance (defined in the letter agreement of October 14, 2008 between RELEASOR and JumpTV, Inc., which is incorporated herein by reference and made a part hereof) from the JumpTV Inc., as RELEASEE, receipt whereof is hereby acknowledged, releases and discharges the release and its present and future predecessors, affiliates, subsidiaries, owners, partners, officers, directors, shareholders, employees and agents, heirs, executors, administrators, successors and assigns (each of the aforementioned shall be individually referred to as a Released Party and collectively as the “Released Parties”) all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Released Parties, the RELEASOR, RELEASOR’S successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this RELEASE.  Nothing in this RELEASE shall be interpreted to mean that RELEASOR is releasing claims which first arise after the date of the execution of this RELEASE.  In further consideration of the aforesaid, RELEASOR agrees to maintain in confidence all proprietary and/or confidential information of RELEASEE.

In further consideration of the aforesaid, I agree that I will not disparage or encourage or induce others to disparage any of the Released Parties, including the Company.  Similarly, in consideration for Releasor’s signing of the Waiver and Release, Released Parties agree that they shall not disparage or encourage or induce others to disparage Releasor.  For purposes of this Agreement, “disparage” includes, without limitation, comments or statements to any person or entity, which would adversely affect in any manner (a) the conduct of the business of any individual Released Party or (b) the reputation of any individual Released Party.

RELEASOR SPECIFICALLY WAIVES ANY CLAIMS RELATING TO AGE, RACIAL, RELIGIOUS AND/OR GENDER DISCRIMINATION AND ACKNOWLEDGES THAT A PORTION OF THE PAYMENT MADE IN CONNECTION HEREWITH IS ATTRIBUTABLE TO THE WAIVER OF SUCH CLAIMS.

RELEASOR shall have the right to review this RELEASE with counsel of RELEASOR’S choosing.  This RELEASE shall not be effective until three (3) days after execution hereof.

RELEASOR and RELEASEE shall keep in confidence the terms and existence of this Release and shall not disclose same to any third party, provided however, nothing contained herein shall prohibit RELEASOR from making any disclosures to RELEASOR’s legal advisors, financial advisors and spous, or as required by law, or prohibit RELEASEE from making any disclosures to its counsel, accountants or auditors, or employees with a need to know its contents, or as required by law.

This RELEASE may not be changed orally.

This RELEASE shall be governed by, construed and enforced in accordance with, and subject to, the laws of the State of Florida.

In the event of a judicially established breach by RELEASOR of any of RELEASOR’s obligations under this RELEASE, RELEASOR hereby agrees that RELEASEE shall be entitled to the return of all monies and other consideration paid in connection with this RELEASE.

IN WITNESS WHEREOF, the RELEASOR has executed this Release this 15th day of October, 2008.

/s/ Nadezda Usina
NADEZDA USINA

STATE OF FLORIDA
COUNTY OF FLAGLER

On 10/15, 2008 before me, Dianne Gelles, personally came Nadezda Usina to me known, and known to me to be the individual described in, and who executed the foregoing RELEASE, and duly acknowledges to me that she executed same.

/s/ Dianne H. Gelles	Notary Seal
Notary Public